PROGEN
                                                              INDUSTRIES LIMITED




                  BONUS OPTIONS OFFERED TO PROGEN SHAREHOLDERS


BRISBANE,  AUSTRALIA WEDNESDAY, OCTOBER 22 2003, Progen Industries Limited (ASX:
PGL, Nasdaq: PGLAF) today announced that the Board of Directors has resolved to offer a bonus option issue to all shareholders at no cost. The issue will be prescribed on the basis of one option for every eight shares held on the record date. The record date will be advised following the AGM scheduled for October
31st  2003.

The bonus options will be tradeable and the exercise price will be $2.50 per new share, i.e. at the same price and exercise conditions for which employees and directors non-tradeable options are being proposed for shareholder approval at the AGM. The options expire on May 31st 2005. The Company will apply to the ASX for the listing of the options. A prospectus will be mailed to shareholders eligible to participate in the bonus option issue once the record date has been set.

Progen's Chairman Stephen Chang said. "The primary purpose of the proposed bonus issue is to support Progen's growth strategy. We are very encouraged by the clinical data emerging from PI-88's clinical trial program to date and are aggressively seeking an out-licensing deal with a Big Pharma or Biotech company that will take the product through late-stage clinical development, registration approval and eventual release to the market. Simultaneously, the company plans to expand its drug development pipeline through development of our in-house drug discovery platform and in-licensing opportunities. These activities are intended to drive further value creation for the Company and secure Progen's future as a competitive and progressive biotechnology company."

The Company was in the process of finalizing the details of the Prospectus, which will outline the terms and conditions of the bonus options including the record date.



ENDS


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KEYWORDS - Progen, cancer, PI-88, Bonus Options,

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WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:

Progen to Manufacture Prima's cancer compound     www.progen.com.au/news/latest_news.cfm?item=310.0
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Secures Institutional Placement                   www.progen.com.au/news/latest_news.cfm?item=308.0
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Good Financial Results Bolster Progen's Strategy  www.progen.com.au/news/latest_news.cfm?item=304.0
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PI-88 achieves Efficacy Endpoint Phase II Trial   www.progen.com.au/news/latest_news.cfm?item=299.0
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Funds received from Share Purchase Plan           www.progen.com.au/news/latest_news.cfm?item=298.0
                                                  -------------------------------------------------
Encouraging sector news from ASCO                 www.progen.com.au/news/latest_news.cfm?item=295.0
                                                  -------------------------------------------------
Additional Results Support Trial Program          www.progen.com.au/news/latest_news.cfm?item=293.0
                                                  -------------------------------------------------
Progen to manufacture Peplin Compound             www.progen.com.au/news/latest_news.cfm?item=289.0
                                                  -------------------------------------------------
Contract with US based Sequella Inc.              www.progen.com.au/news/latest_news.cfm?item=286.0
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PI-88 mode of action                              www.progen.com.au/researchdevelopment/pi-88.cfm
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Progen Industries Ltd.                            www.progen.com.au
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




ABOUT PROGEN:
Progen Industries Limited is an Australian biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.
Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES including the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                           Lewis Lee
Business Development Manager             Managing Director
Progen Industries Limited                Progen Industries Limited
T:  61 7 3273 9100                       Ph: 61 7 3273 9100
E: Sarah.Meibusch@progen.com.au
   ----------------------------




This press release contains forward-looking statements that are based on current management expectations and prevailing market conditions. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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